Exhibit 99.1

July 15, 2008

Dear Client/Shareholder,

As a client/shareholder, we want to assure you of the safety and soundness of 1st Century Bank.  Below are a few reasons why 1st Century Bank has and will continue to remain stable during this challenging economic time (financial information as of March 31, 2008):

•                  We are more than well capitalized: Tier 1 risk-based capital ratio was 27.38% which is significantly higher than the “well capitalized” level of 6.00%.

•                  We have a manageable real estate portfolio: real estate loans totaled $70.5 million which was 40% of total gross loans compared to 74% for FDIC peer group banks with assets < $750 million.

•                  We have no subprime mortgages.

•                  We are adequately reserved:  allowance for loan losses ratio to total loans was 1.35% compared to 1.22% for FDIC peer group banks with assets < $750 million.

•                  We did not own any Fannie Mae or Freddie Mac common or preferred stock.

For more information, please view our May 29, 2008 Shareholder Presentation on our website at www.1stcenturybank.com, Investor Relations, Presentations.

We continue to operate the Bank prudently and the welfare of our clients is always at the forefront of our minds.

Please don’t hesitate to contact us directly if you have any questions.  You can reach Alan Rothenberg at 310.270.9501 or Jason DiNapoli at 310.270.9505.

We deeply appreciate your continued support.

Sincerely,

Alan I. Rothenberg	Jason P. DiNapoli
Chairman & CEO	President & COO
1st Century Bancshares, Inc.	1st Century Bancshares, Inc.